SECOND AMENDMENT TO THE
OPERATING EXPENSES LIMITATION AGREEMENT
THIS SECOND AMENDMENT dated effective as of the 22nd day of January, 2026, to the Operating Expenses Limitation Agreement, dated as of February 23, 2022, as amended (the
“Agreement”), is entered into by and between Managed Portfolio Series, a Delaware statutory trust (“Trust”) and Kensington Asset Management, LLC, a Texas limited liability company (the
“Adviser”).
RECITALS
WHEREAS, the parties have entered into the Agreement; and
WHEREAS, the parties desire to amend the Agreement to incorporate expenses associated with a newly created share class of a series of the Trust.
NOW, THEREFORE, the parties agree that Section 2 of the Agreement is hereby amended and restated as follows:
2. DEFINITION. For purposes of this Agreement, the term “Operating Expenses” with respect to each class of a Fund, is defined to include all expenses necessary or appropriate for the operation of the Fund and each of its classes, including the Adviser’s investment advisory or management fee detailed in the Investment Advisory Agreement, and other expenses described in the Investment Advisory Agreement, but does not include any Rule
12b-1 fees, shareholder servicing plan fees, administrative servicing fees, front-end or contingent deferred loads, taxes, leverage/borrowing interest, interest expense, dividends paid on short sales, brokerage commissions, acquired fund fees and expenses, expenses incurred in connection with any merger or reorganization, or extraordinary expenses such as litigation.
Except to the extent amended hereby, the Agreement shall remain in full force and effect.
[SIGNATURE PAGE FOLLOWS]
IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer, as applicable, on one or more counterparts as of the date set forth above.
MANAGED PORTFOLIO SERIES:

By:
Brian R. Wiedmeyer
President and Principal Executive Officer
KENSINGTON ASSET MANAGEMENT, LLC

By:
William Bower
Executive Director